Contact:	610-337-7000	For Immediate Release:
	Hugh J. Gallagher, ext. 11029 Brenda A. Blake, ext. 13202	January 5, 2011

AmeriGas Partners to Issue Notes

VALLEY FORGE, Pa., January 5, 2011 — AmeriGas Partners, L.P. (NYSE:APU), (“AmeriGas Partners”) today announced that it and its wholly owned subsidiary, AmeriGas Finance Corp. (the “Co-Issuer”), intend to offer, subject to market and other conditions, $470.0 million aggregate principal amount of senior notes due 2021 in a registered public offering. The proceeds from the offering will be used to finance AmeriGas Partners’ tender offer for its outstanding 7.25% Series A and Series B Senior Notes due 2015 and to repay borrowings outstanding under bank credit agreements of AmeriGas Partners’ operating partnership, AmeriGas Propane, L. P.

AmeriGas Partners and the Co-Issuer have filed a registration statement on Form S-3 (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the supplement thereto and the other documents that AmeriGas Partners has filed with the SEC for more complete information about AmeriGas Partners and this offering. These documents are available at no charge by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, these documents will be made available upon request by AmeriGas Partners or by any underwriter or dealer participating in the offering.

Credit Suisse Securities (USA) LLC, J.P. Morgan Securities LLC, RBS Securities Inc., Wells Fargo Securities, LLC and Citigroup Global Markets Inc. will be acting as joint book-running managers for the notes offering. Interested parties may obtain a prospectus from Credit Suisse Securities (USA) LLC by directing a request to Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010, or by calling 1-800-221-1037.

This announcement does not constitute an offer to sell, or the solicitation of an offer to buy, any security in any jurisdiction in which such an offer or solicitation, or the sale of these securities, would be unlawful without registration or qualification under the securities laws of such jurisdiction. Any offer to sell, or solicitation of an offer to buy, will be made solely by means of a prospectus and related prospectus supplement filed with the SEC.

AmeriGas Partners is the nation’s largest retail propane marketer, serving approximately 1.3 million customers in all 50 states from nearly 1,200 distribution locations.

AP-16 * * * 01/05/11